 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2024, relating to the financial statements and financial highlights of Aspiriant Risk- Managed Capital Appreciation Fund, for the year ended March 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

July 25, 2024